 CLARK, WILSON
BC's Law Firm for Business

Our File No. 26340/0001 / D/JJK/516569.1

October 22, 2003

Melt Inc.
14 John Dykes Avenue
Vaucluse, NSW Australia 2030

Dear Sirs:

Re: Common Stock of Melt Inc. Registered on Form SB-2

We have acted as counsel to Melt Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 13,230,000 shares of the Company's common stock for resale by certain selling stockholders named in the Registration Statement, filed on October 22, 2003, which shares of common stock were issued in private placements as described in the Registration Statement.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares were duly and validly authorized and issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, British Columbia and Ontario but not admitted to practice in Nevada. However, we are generally familiar with the Nevada Revised Statues ("NRS") of the State of Nevada. We have made such inquiries with respect to the NRS as we consider necessary to render this opinion with respect to a Nevada corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

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